Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Principal Amount: $740,000	Issue Date: ______, 2020

Purchase Price: $700,000

Original Issue Discount: $40,000

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, TAOPING INC., a BVI business company (the “Company”), promises to pay to the order of __________, or registered assigns (the “Holder”), the sum of up to $740,000, together with interest on the unpaid principal balance hereof a the rate of five percent (5%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as provided herein. The maturity date of this convertible promissory note (the “Note”) shall be twelve (12) months from the Issue Date (the “Maturity Date”). All interest calculations hereunder shall be computed on the basis of a 365-day year and the actual number of days elapsed. The Note is issued pursuant to that certain Securities Purchase Agreement dated March 27, 2020, as the same may be amended from time to time, by and between the Company and the Holder (the “Purchase Agreement”). Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

This Note carries an original issue discount of $40,000 (the “OID”), to cover the Holder’s accounting fees, due diligence fees, monitoring, and/or other transactional costs associated with the purchase and sale of the Note, which is included in the Principal Amount of this Note. Thus, the Purchase Price of this Note shall be $700,000, computed as follows: the Principal Amount minus the OID. The Purchase Price shall be payable by the Holder by wire transfer of immediately available funds.

The following terms shall also apply to this Note:

1. Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in cash and in immediately available funds or the Ordinary Shares issuable upon conversion of this Note in accordance with the terms hereof (the “Conversion Shares”), as provided for herein, and delivered to Holder at the registered address or bank account furnished to Company by written notice made in accordance with the provisions of this Note. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date there of shall not be taken into account for purposes of determining the amount of interest due on such date. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the type of currency in which any cash payment made by the Company under this Note shall be the same as the type of currency of the Purchase Price.

1.2. Prepayment. Notwithstanding the foregoing and provided that an Event of Default (as defined below) has not occurred under this Note, at any time during the period beginning on the Issue Date and ending on the date which is one hundred eighty (180) calendar days following the Issue Date (the “Prepayment Termination Date”), the Company shall have the right, exercisable on a prior written notice (the “Optional Prepayment Notice”) to the Holder, to prepay up to the outstanding balance on this Note (the “Optional Prepayment Amount”), in full, in accordance with this Section. The Optional Prepayment Notice shall be delivered to the Holder at its registered addresses furnished to Company by written notice and shall state: (1) that the Company is exercising its right to prepay the Note, and (2) the date of prepayment (the “Optional Payment Date”) which shall be at least three (3) Business Days but not more than five (5) Business Days from the date of the Optional Prepayment Notice; and (3) the Optional Prepayment Amount as calculated as below. Upon receipt of the Option Prepayment Notice, the Holder shall have three (3) Business Days to elect to convert the Optional Prepayment Amount into equity securities of the Company in accordance with Section 3.1 herein. If the Holder elects not to convert such Optional Prepayment Amount, then on the Optional Prepayment Date the Company shall pay the Optional Prepayment Amount to or upon the order of the Holder as specified by the Holder in writing to the Company prior to the Optional Prepayment Date.

The Optional Prepayment Amount is equal to the sum of (i) the Prepayment Factor (as defined below) multiplied by the then outstanding principal amount of this Note as of the date of the Optional Prepayment Notice, plus (ii) accrued and unpaid interest on the unpaid principal amount of this Note through the date of the Optional Prepayment Notice, provided that any portion of the then outstanding balance of Note for which the Company has received a Notice of Conversion (as defined below) from Holder prior to the Optional Prepayment Notice where the applicable Conversion Shares have not yet been delivered, shall not be included in the Optional Prepayment Amount. The Holder shall have three (3) Business Days from the date of the Optional Prepayment Notice to elect to convert the Optional Prepayment Amount into Ordinary Shares at the Fixed Conversion Price according to Section 3.

For purposes hereof, the “Prepayment Factor” shall equal one hundred and twenty percent (120%), provided that such Prepayment Factor shall equal one hundred and ten percent (110%) if the Optional Prepayment Notice is provided on or before the date which is ninety (90) calendar days following the Issue Date hereof. After the Prepayment Termination Date, the Company shall have no right to provide an Optional Prepayment Notice to the Holder to prepay this Note. For the avoidance of doubt, the Company may exercise its right to prepay the Note as long as the Optional Prepayment Notice is delivered to the Holder on or prior to the Prepayment Termination Date.

2. Pari Passu Ranking. This Note constitutes direct, unsecured, unsubordinated, unconditional and senior obligations of the Company and the Company’s payment obligations under this Note shall at times rank (i) at least pari passu and ratably and equally with all other existing and future claims of all its other unsecured and unsubordinated creditors, including notes issued by the Company as part of a series of transactions of which the issuance of this Note is a part and (ii) senior to all existing and future subordinated indebtedness owed by the Company.

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3. Conversion.

3.1. Fixed Price Conversion. The Holder shall have the right, in its sole and absolute discretion, from time to time, and at any time on or following the Issue Date and ending on the day immediately prior to the Maturity Date, to convert all or any part of the outstanding amount under this Note (such outstanding amount includes but is not limited to the principal and accrued and unpaid interest) into fully paid and non-assessable Ordinary Shares, as such Ordinary Shares exist on the Issue Date, or any shares of capital stock or other securities of the Company into which such Ordinary Shares shall hereafter be changed or reclassified at the conversion price of $1.50 per share (the “Fixed Conversion Price”).

3.2. Alternate Conversion. At any time after the occurrence of an Event of Default, the Holder may, at the Holder’s option, convert (each, an “Alternate Conversion”) all but not less than all of the outstanding balance of the Note into Ordinary Shares at the lowest of: (i) the Fixed Conversion Price; (ii) 90% of the volume-weighted average trade price of the Ordinary Shares during the twenty (20) consecutive Trading Day period ending on the Trading Day immediately prior to the applicable Conversion Date (as defined below); (iii) 90% of the volume-weighted average trade price of the Ordinary Shares during the one hundred and seventy five (175) consecutive Trading Day period ending on the Trading Day immediately prior to the applicable Conversion Date; (iv) 95% of the per share purchase price of Ordinary Shares offered in a subsequent private placement transaction of the Company consummated during the term of the Note (except the Exempt Issuance); and (v) the purchase price of ordinary shares offered in a subsequent underwritten public offering of the Company that takes place during the term of the Note. Notwithstanding the forgoing, in no event shall the number of Ordinary Shares issuable upon the conversion of this Note under this Section 3.2 exceed 3,000,000 shares (the “Maximum Amount of Alternate Conversion Shares”), subject to the adjustment pursuant to Section 6.1.

3.3. Quarterly Conversion. In the event this Note remains outstanding and due in each of the months of September and December 2020, the Holder has a one-time option before each of September 30 and December 31, 2020, respectively, to convert no more than one half of the then outstanding balance of the Note into Ordinary Shares at the lowest of: (i) the Fixed Conversion Price; (ii) 90% of the volume-weighted average trade price of the Ordinary Shares during the twenty (20) consecutive Trading Day period ending on the Trading Day immediately prior to the applicable Conversion Date; (iii) 90% of the volume-weighted average trade price of the Ordinary Shares during the one hundred and seventy five (175) consecutive Trading Day period ending on the Trading Day immediately prior to the applicable Conversion Date; (iv) 95% of the per share purchase price of Ordinary Shares offered in a subsequent private placement transaction of the Company consummated during the term of the Note (except the Exempt Issuance); and (v) the purchase price of Ordinary Shares offered in a subsequent underwritten public offering of the Company that takes place during the term of the Note; and (vi) the volume-weighted average trade price of the Ordinary Shares on the Trading Day immediately prior to the applicable Conversion Date. Notwithstanding the forgoing, in no event shall such conversion price under this Section 3.3 be less than $0.40 per share (the “Floor Price”), subject to the adjustment pursuant to Section 6.1.

3.4. Conversion upon Maturity Date. In the event this Note remains outstanding on the Maturity Date, the Holder may, at the Holder’s option, convert all but not less than all of the outstanding balance of the Note into Ordinary Shares at the lowest of: (i) the Fixed Conversion Price; (ii) 90% of the volume-weighted average trade price of the Ordinary Shares during the twenty (20) consecutive Trading Day period ending on the Trading Day immediately prior to the applicable Conversion Date; (iii) 90% of the volume-weighted average trade price of the Ordinary Shares during the one hundred and seventy five (175) consecutive Trading Day period ending on the Trading Day immediately prior to the applicable Conversion Date; (iv) 95% of the per share purchase price of Ordinary Shares offered in a subsequent private placement transaction of the Company consummated during the term of the Note (except the Exempt Issuance); and (v) the purchase price of ordinary shares offered in a subsequent underwritten public offering of the Company that takes place during the term of the Note; and (vi) volume-weighted average trade price of the Ordinary Shares on the Trading Day immediately prior to the applicable Conversion Date. Notwithstanding the forgoing, in no event shall such conversion price under this Section 3.4 be less than the Floor Price, subject to the adjustment pursuant to Section 6.1.

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3.5. Mechanics of Conversion. The conversion of this Note hereunder shall be conducted in the following manner: (i) the Holder shall deliver a completed and executed Notice of Conversion in the form attached hereto as Exhibit A, duly endorsed, to the Company (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 5:00 p.m., New York, New York time) and the date of delivery of any Notice of Conversion hereunder shall be referred to herein as the “Conversion Date”; (ii) the Company shall prepare and deliver irrevocable instructions addressed to the Company’s transfer and exchange agent, as applicable, to issue such required number of Ordinary Shares as set forth in the Notice of Conversion which Ordinary Shares shall be delivered to the Holder within five (5) Trading Days of the delivery of the Notice of Conversion to the Company (and, solely in the case of conversion of the entire unpaid outstanding balance hereof, surrender of this Note). Notwithstanding the forgoing, in lieu of delivering physical certificates or book entry statements representing the Ordinary Shares issuable upon conversion, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and subject to federal and state securities law, the Company shall use its best efforts to cause the Transfer Agent to electronically transmit the Ordinary Shares issuable upon conversion to the Holder by crediting the account of Holder’s broker with DTC as set forth in the Notice of Conversion through its Deposit Withdrawal Agent Commission (“DWAC”) system.

3.6. Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid balance of this Note is so converted. The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall, prima facie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

3.7. Payment of Taxes. The issuance of certificates for the Conversion Shares shall be made without charge to the Holder hereof for any documentary stamp or similar taxes, costs and expenses that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note.

3.8. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable conversion price or round up to the next whole share.

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4. Concerning the Ordinary Shares. The Ordinary Shares issuable upon conversion or adjustment of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act or (ii) the Company or the Transfer Agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) or written confirmation to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule). If requested by the Transfer Agent or the Holder, the Company shall cause its legal counsel to render an opinion letter specific to the fact that the issuance of Ordinary Shares pursuant to conversion of the Note is exempt from registration requirements pursuant to Regulation D as promulgated under the Securities Act. Any restrictive legend on certificates representing Ordinary Shares issued upon conversion of this Note shall be removed and the Company shall issue to the Holder a new certificate therefore free of any transfer legend if (i) there is an effective registration statement covering resale of such Ordinary Shares, or (ii) following a sale or transfer of such Ordinary Shares pursuant to Rule 144 (assuming the transferee is not an Affiliate of the Company). The Company agrees that following the effective date of such registration statement or such other time as legends are no longer required to be set forth on certificates representing Ordinary Shares under this Section 4, it will, no longer than ten (10) Business Days following the delivery by the Holder to the Company or the Transfer Agent of a certificate or other instrument representing such Ordinary Shares containing a restrictive legend, deliver or instruct the Transfer Agent to deliver to the Holder, Ordinary Shares which are free of all restrictive and other legends.

5. Events of Default.

5.1. “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a) Failure to Pay Principal or Interest. Company shall default in the payment of the principal of, or accrued interest on, this Note as and when the same shall become due and payable and such failure is not cured within five (5) Business Days;

(b) Default in Covenants. Company shall default in any material manner in the observance or performance of any other affirmative or negative covenants or agreements set forth in the Transaction Documents or its currently effect memorandum and articles of association (other than a breach by the Company of its obligations to deliver Ordinary Shares to the Holder upon conversion, which breach is addressed in clause (h) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Business Days after notice of such failure sent by the Holder and (B) ten (10) Business Days after the Company has become or should have become aware of such failure;

(c) Breach of Representations and Warranties. Company materially breaches any representation or warranty contained in the Purchase Agreement;

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(d) Change in Control Transaction. Company shall consummate to any Change in Control Transaction without obtaining a prior written consent from the Holder, which consent shall not be unreasonably withheld. “Change in Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Notes and the Securities issued together with the Notes), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the shareholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) a replacement at one time or within a three (3) year period of more than one-half of the members of the board of directors of the Company which is not approved by a majority of those individuals who are members of the board of directors of the Company on the Issue Date (or by those individuals who are serving as members of the board of directors of the Company on any date whose nomination to the board of directors of the Company was approved by a majority of the members of the board of directors of the Company who are members on the date hereof).

(e) Receiver or Trustee. A receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) calendar days or shall not be dismissed or discharged within sixty (60) calendar days;

(f) Exchange Act Failure. Any termination of registration or suspension of the Company’s reporting obligations under the Exchange Act or failure to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), provided that the Company shall have ten (10) Trading Days to cure such failure;

(g) Failure to Meet Exchange Requirements. Any failure of the Company to maintain the listing or quotation of Ordinary Shares on the Trading Market for a period of five (5) consecutive Trading Days or for more than an aggregate of thirty (30) days in any 365-day period;

(h) Failure to Deliver Shares Upon Conversion. Any failure of the Company for any reason to deliver certificates of Ordinary Shares or if applicable, Ordinary Share via DWAC to the Holder pursuant to Section 3.4 within ten (10) Trading Days following the delivery of the Notice of Conversion or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Note in accordance with the terms hereof;

(i) Judgments. Any final, non-appealable judgment, decree or order for the payment of money is entered against any of the Company or the Company’s Subsidiaries in an amount equal to $200,000 or more and the same remains unsatisfied or unbonded for more than thirty (30) calendar days;

(j) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Company or any subsidiary of Company. With respect to any such proceedings that are involuntary, Company shall have a forty-five (45) calendar day cure period in which to have such involuntary proceedings dismissed;

(k) Cessation of Operations. Any cessation of operations by the Company or the Company admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Company’s ability to continue as a “going concern” shall not be an admission that the Company cannot pay its debts as they become due;

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(l) Cross Default. The Company or any of the Subsidiaries and Affiliated Entities, individually or in the aggregate, shall either (i) default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due or is otherwise in breach or violation of any such agreement that (a) involves an obligation greater than $200,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary or Affiliated Entities, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries or Affiliated Entities, individually or in the aggregate.

5.2. Remedies Upon Event of Default. Subject to Section 3.2, if any Event of Default occurs, then the outstanding balance of this Note shall automatically, and without any declaration or other action on the part of the Investor, become immediately due and payable in cash.

6. Certain Adjustments.

6.1. Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Ordinary Shares or any Ordinary Shares Equivalents (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon conversion of the Note or exercise of the Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Ordinary Shares into a smaller number of shares or (iv) issues, in the event of a reclassification of Ordinary Shares, any shares of capital stock of the Company, then the conversion price under each of Sections 3.1, 3.2, 3.3 and 3.4 and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. The Maximum Amount of Alternate Conversion Shares under Section 3.2 shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately after such event, and of which the denominator shall be the number of Ordinary Shares outstanding immediately before such event. Any adjustments under this Section 6.1 shall be effective at the close of business on the date the stock split or combination becomes effective or the date of payment of the stock dividend, as applicable.

6.2. Merger Sale, Reclassification, etc. In case of any (A) consolidation or merger (including a merger in which the Company is the surviving entity), (B) sale or other disposition of all or substantially all of the Company’s assets or distribution of property to shareholder (other than distributions payable out of earnings or retained earnings), or reclassification, change or conversion of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the conversion of this Note) or any similar corporate reorganization on or after the date hereof, then and in each such case the Holder of this Note, upon the conversion hereof at any time thereafter shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion hereof prior to such consolidation, merger, sale or other disposition, reclassification, change, conversion or reorganization, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had converted this Note immediately prior thereto.

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7. Miscellaneous.

7.1. Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered as set forth in the Purchase Agreement.

7.2. Holder Not Deemed a Shareholder. No Holder, as such, of this Note shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a shareholder of the Company prior to the issuance to the Holder of the Ordinary Shares which the Holder is then entitled to receive upon the due conversion of this Note.

7.3. Mutilated, Destroyed, Lost or Stolen Notes. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of such Note and (ii) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

7.4. Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. The Company agrees that, in the event of an Event of Default, to reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

7.5. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. The Holder may assign, pledge or otherwise transfer this Note or any interest therein with prior notice to the Company. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities Act). Interest and principal are payable only to the registered Holder of this Note on the books and records of the Company.

7.6. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.7. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding that body of law relating to conflicts of laws.

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7.8. Consent to Jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.9. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

7.10. Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

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IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by its duly authorized officer as of the Issue Date first set forth above.

TAOPING INC.

By:
Name:	Jianghuai Lin
Title:	Chief Executive Officer

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EXHIBIT A

NOTICE OF CONVERSION

Reference is made to the Convertible Promissory Note (the “Note”) issued to the undersigned by Taoping Inc., a company organized under the laws of the British Virgin Islands (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert all or part of the outstanding balance of the Note indicated below into Ordinary Shares, no par value per share (the “Ordinary Shares”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest:

Aggregate accrued and unpaid fees with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted (if any):

AGGREGATE BALANCE AMOUNT TO BE CONVERTED:

Please confirm the following information:

[ ]	●	If this Notice of Conversion is being delivered with respect to Section 3.1 of the Note, check here that Holder is electing to use the following Fix Conversion Price of $1.50.
	●	Number of Ordinary Shares to be issued:____________________________.
	●	Aggregate Principal Amount Remaining Subsequent to Conversion_____________________

[ ]	●	If this Notice of Conversion is being delivered with respect to Section 3.2 of the Note, check here that Holder is electing to use the following conversion price for the Alternate Conversion ______________________.
	●	Number of Ordinary Shares to be issued:____________________________.

[ ]	●	If this Notice of Conversion is being delivered with respect to Section 3.3 of the Note, check here that Holder is electing to use the following conversion price for the Quarterly Conversion ______________________.
[ ]	●	Number of Ordinary Shares to be issued: ____________________________.

[ ]	●	If this Notice of Conversion is being delivered with respect to Section 3.4 of the Note, check here that Holder is electing to use the following conversion price for the Conversion Upon Maturity Date ______________________.
[ ]	●	Number of Ordinary Shares to be issued:______________________________.

Please issue the Ordinary Shares into which the Note is being converted to Holder, or for its benefit, as follows:

[ ]	Check here if requesting delivery as a certificate or a book entry statement to the following name and to the following address:

Issue to:

[ ]	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID: ______________________________

Facsimile: ____________________________

E-mail Address: